Exhibit 5.1

March 1, 2024

CommScope Holding Company, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to CommScope Holding Company, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and resale from time to time of up to an aggregate of (i) 1,400,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), consisting of 1,162,085 shares of Series A Preferred Stock held by the selling stockholders on February 14, 2024 (the “Issued Series A Preferred Stock”) and 237,915 shares of Series A Preferred Stock that may be issued as dividends payable in kind on such shares (the “PIK Series A Preferred Stock”); and (ii) 50,909,040 shares of common stock, par value $0.01 per share (the “Common Stock”), consisting of 42,257,594 shares of Common Stock issuable upon conversion of the Issued Series A Preferred Stock and up to 8,651,446 shares of Common Stock issuable upon conversion of the PIK Series A Preferred Stock (the Series A Preferred Stock and the Common Stock being referred to herein as the “Securities”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company, dated as of October 24, 2013; (b) the Fourth Amended and Restated By-Laws of the Company, dated as of December 13, 2016; (c) the Certificate of Designations of Series A Preferred Stock of the Company, dated as of April 3, 2019, together with the Certificates of Increase dated March 30, 2020 and February 29, 2024 (collectively, the “Certificate of Designations”); (d) the Registration Rights Agreement, dated as of April 4, 2019, by and between the Company and Carlyle Partners VII S1 Holdings, L.P.; (e) resolutions adopted by the board of directors of the Company on November 7, 2018 and February 28, 2024; and (f) the Registration Statement. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered as contemplated by the Registration Statement; (iii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws; (iv) all Securities will be sold in compliance with all applicable Federal and state securities laws and in the manner stated in the Registration Statement and the relevant prospectus supplement; (v) none of the issuance and delivery of any Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company; (vi) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (vii) any Securities issuable upon conversion, exchange or exercise of any Security being offered or issued will be duly authorized and, if appropriate, reserved for issuance upon such conversion, exchange or exercise, we are of opinion that:

(1)
with respect to shares of Series A Preferred Stock, (A) the shares of Issued Series A Preferred Stock have been duly and validly authorized, and are validly issued, fully paid and nonassessable and (B) when (i) the Board has taken all necessary corporate action to approve the issuance of the PIK Series A Preferred Stock and related matters,  and (ii) certificates representing such shares of PIK Series A Preferred Stock have been duly executed, countersigned, registered and delivered in accordance with the Certificate of Designations, then such shares of PIK Series A Preferred Stock will be validly issued, fully paid and nonassessable; and

(2)
with respect to shares of Common Stock, (A) the issuance of shares of Common Stock upon a conversion or exchange of shares of Issued Series A Preferred Stock has been duly and validly authorized, and when issued and delivered in accordance with the Certificate of Designations, such shares of Common Stock will be validly issued, fully paid and nonassessable and (B) when (i) the Board has taken all necessary corporate action to approve the issuance of the PIK Series A Preferred Stock and related matters (including the issuance of shares of Common Stock upon conversion or exchange thereof) and (ii) certificates representing shares of Common Stock issued upon conversion or exchange of shares of PIK Series A Preferred Stock have been duly executed, countersigned, registered and delivered in accordance with the Certificate of Designations, then such shares of Common Stock will be validly issued, fully paid and nonassessable.

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Validity of Securities” in the prospectus forming a part of the Registration Statement and that we may be referred to under a similar heading in a prospectus supplement filed after the effective date of the Registration Statement.  We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5 thereto.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours

/s/ Cravath, Swaine & Moore LLP

CommScope Holding Company, Inc.
3642 E. US Highway 70
Claremont, North Carolina 28610

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